Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-251157 on Form S‑4 of our reports dated December 22, 2020 relating to the consolidated financial statements of Eaton Vance Corp. and the effectiveness of Eaton Vance Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 15, 2021